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                                                                   EXHIBIT 17(h)

                            Prudential Mutual Funds
                       --------------------------------

                 PROSPECTUS SUPPLEMENT DATED SEPTEMBER 20,1999

Shareholder Guide

   The following information supplements the Section entitled "How the Fund Is Managed-Portfolio Manager" in the Prospectus:

   Prudential Investments' Fixed Income Group manages more than $135 billion for Prudential's retail investors, institutional investors, and policyholders. Senior Managing Directors James J. Sullivan and Jack W. Gaston head the Group, which is organized into teams specializing in different market sectors. Top-down, broad investment decisions are made by the Fixed Income Policy Committee, whereas bottom-up security selection is made by the sector teams.

   Mr. Sullivan has overall responsibility for overseeing portfolio management and credit research. Prior to joining Prudential Investments in 1998, he was a managing director in Prudential's Capital Management Group, where he oversaw portfolio management and credit research for Prudential's General Account and subsidiary fixed-income portfolios. He has more than 16 years of experience in risk management, arbitrage trading, and corporate bond investing.

   Mr. Gaston has overall responsibility for overseeing quantitative research and risk management. Prior to this appointment in 1999, he was senior managing director of the Capital Management Group where he was responsible for the investment performance and risk management for Prudential's General Account and subsidiary fixed-income portfolios. He has more than 20 years of experience in investment management, including extensive experience applying quantitative techniques to portfolio management.

   The Fixed Income Investment Policy Committee is comprised of key senior investment managers. Members include seven sector team leaders, the chief investment strategist, and the head of risk management. The Committee uses a top-down approach to investment strategy, asset allocation, and general risk management, identifying sectors in which to invest.
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   The High Yield Team, headed by Casey Walsh, is primarily responsible for overseeing the day-to-day management of the Fund. This Team uses a bottom-up approach, which focuses on individual securities, while staying within the guidelines of the Investment Policy Committee and the Fund's investment restrictions and policies. In addition, the Credit Research team of analysts supports the sector teams using bottom-up fundamentals, as well as economic and industry trends. Other sector teams may contribute to securities selection when appropriate.

   The following are the fixed income sector teams and the corresponding team leaders: (Assets under management are as of June 30, 1999.)

                                  High Yield

Assets Under Management; $9.9 billion.

Team Leader: Casey Walsh. General Investment Experience: 17 years.

Portfolio Managers: 7. Average General Investment Experience: 19 years, which includes team members with significant mutual fund experience.

Sector: Below-investment-grade corporate securities.

Investment Strategy: Focus is generally on bonds with high total return potential, given existing risk parameters. They also seek securities with high current income, as appropriate. The Team uses a relative value approach.

                                 US. Liquidity

Assets Under Management: $27.9 billion.

Team Leader: Michael Lillard. General Investment Experience: 12 years.

Portfolio Managers: 10. Average General Investment Experience: 13 years, which includes team members with significant mutual fund experience.

Sector: U.S. Treasuries, agencies and mortgages.

Investment Strategy: Focus is on high quality, liquidity and controlled risk.
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                                  Corporate

Assets Under Management: $48.6 billion.

Team Leader: Steven Kellner. General Investment Experience: 13 years.

Portfolio Managers: 8. Average General Investment Experience: 13 years, which includes team members with mutual fund experience.

Sector: U.S. investment-grade corporate securities.

Investment Strategy: Focus is on identifying spread, credit quality and liquidity trends to capitalize on changing opportunities in the market. Ultimately, they seek the highest expected return with the least risk.

                                 Global Bond

Assets Under Management: $1.9 billion.

Team Leader: Gabriel Irwin. General Investment Experience: 18 years.

Portfolio Managers: 5. Average General Investment Experience: 14 years, which includes team members with significant mutual fund experience.

Sector: Corporate and government securities of foreign issuers.

Investment Strategy: Focus is on a top-down, geographic-allocation process. They seek to add value by exploiting yield variances between different countries and credit qualities.

                               Emerging Markets

Assets Under Management: $1.6 billion.

Team Leader: David Bessey. General Investment Experience: 10 years.

Portfolio Managers: 3. Average General Investment Experience: 12 years, which includes team members with mutual fund experience.

Sector: Government and corporate securities issued by developing markets and countries.

Investment Strategy: Focus is on a fundamental investment approach that uses a strong technical and value overlay to make country selections.
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                                 Money Markets

Assets Under Management: $41.8 billion.

Team Leader: Joseph Tully. General Investment Experience: 16 years.

Portfolio Managers: 8. Average General Investment Experience: 12 years, which includes team members with significant mutual fund experience.

Sector: High-quality short-term securities, including both taxable and tax-exempt instruments.

Investment Strategy: Focus is on safety of principal, liquidity and controlled risk.

Listed below are the names of the Prudential mutual funds and the dates of the prospectuses to which this supplement relates.



Name of Fund                                             Prospectus Date
------------                                             ---------------

Prudential High Yield Fund, Inc.                         March 3, 1999
Prudential High Yield Total Return Fund, Inc.            June 1, 1999
Prudential Diversified Funds                             October 5, 1998
  Conservative Growth Fund
  Moderate Growth Fund